Exhibit 4.6

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADURO BIOTECH, INC.

Aduro Biotech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

A.    The name of this company is Aduro Biotech, Inc., and the original certificate of incorporation of the company was filed with the Secretary of State of the State of Delaware on May 5, 2011.

B.    The amendment to the Amended and Restated Certificate of Incorporation of the Company herein certified was duly adopted by the Company’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

C.    Article I of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety as follows:

“The name of this company is CHINOOK THERAPEUTICS, INC. (the “Company” or the “Corporation”).”

D.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

*****

IN WITNESS WHEREOF, Aduro Biotech, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 5th day of October, 2020.

ADURO BIOTECH, INC.

By:	/s/ Eric Dobmeier
Name:	Eric Dobmeier
Title:	President and Chief Executive Officer